Exhibit 99.1

Socket Mobile Reports 39 Percent YoY Growth in Cordless Scanning Revenue for Q1

Total Revenue up 11 Percent; Profitable First Quarter

NEWARK, Calif., – April 27, 2017 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported profitable operating results and record cordless scanning revenue for the first quarter ended March 31, 2017.

Revenue for the first quarter of 2017 was $5.6 million, an 11 percent increase compared to revenue of $5.0 million for the same quarter a year ago. Cordless barcode scanning revenue for the first quarter of 2017 was $5.5 million, a 39 percent increase year over year, and comprised 99% of total first quarter revenue, compared to barcode scanning revenue of $4.0 million, or 79 percent of total revenue of $5.0 million, for the same quarter of 2016.

Net operating income, consisting of net income before interest and taxes, was $668,000 in the first quarter of 2017, an 11 percent increase compared to net operating income of $600,000 in the same quarter a year ago.

Net income for the first quarter of 2017 was $386,000, or $0.07 per share, compared to net income of $548,000, or $0.10 per share, in the same quarter a year ago. The decrease was due to a change in the application of tax accounting rules. Income tax expense for the 2017 full year will be covered primarily by net operating loss carryovers with minimal impact on cash.

Gross profit margin for the first quarter of 2017 increased to 51.8 percent, compared to 49.7 percent for the same quarter a year ago.

Operating expenses for the first quarter of 2017 were $2.2 million, compared to operating expenses of $1.9 million for the same quarter a year ago, reflecting added development and production resources and higher operating costs associated with growth.

Kevin Mills, president and chief executive officer, commented, “Growth in sales of our cordless barcode scanners continues to be driven by the deployment of business applications that require barcode scanning, with mobile point of sale (mPOS) continuing to be the primary driver. mPOS remains a large and underserved market and is increasingly being addressed by many venture capital funded application developers.

“Workforce mobilization around enterprise-issued smartphones and tablets running business applications is creating significant worldwide growth opportunities. We are also seeing developer activity increasing internationally, as well as in other mobile business application areas, including asset management and transportation, that represent emerging growth areas for Socket Mobile.

“Socket Mobile offers a wide range of barcode scanner choices for mobile application developers that enable them to support many different scanning requirements and solutions. We’re expanding our DuraCase offerings to add additional smartphones. We’ve released to application developers our durable Near Field Communication reader/writer, our model D600. The D600 captures data from RFID tags or from smartphones with Near Field Communications capabilities including identification, tickets and loyalty information. We expect this product to become a contributor to our revenue growth starting in 2018.

“As smartphone and tablet technology continues to evolve, we remain focused on attracting and supporting mobile application developers with data capture products designed for the mobile markets they serve and on achieving continued growth and profitability,” Mills concluded.

Conference Call
Management of Socket Mobile will hold a conference call and webcast today at 2 PM Pacific (5 PM Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call from the U.S. is (888) 424-8151 using passcode 8483007. International dial-in numbers may be obtained through the following URL: http://web.meetme.net/r.aspx?p=11&a=UpGyIwOXyWpTnh A live and replay audio webcast of the conference call can be accessed through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, select “About Socket”/”Investor Relations”/ and “Conference Calls and Events.”

About Socket Mobile:
Founded in 1992, Socket Mobile is a leading innovator of data capture and delivery solutions for enhanced productivity in retail point of sale, field service, transportation, manufacturing and other mobile markets. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners. Socket Mobile has a robust network of thousands of developers registered to use its software developer’s kit to add sophisticated barcode scanning to mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk, the company’s official blog.

Investor Relations Contact:	Socket Mobile Investor Contact:
Todd Kehrli / Jim Byers	David Dunlap
MKR Group, Inc.	Chief Financial Officer
323-468-2300	510-933-3035
sckt@mkr-group.com	dave@socketmobile.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2017, Socket Mobile, Inc. All rights reserved.

-- Financial tables to follow --

Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts and percentages)

	Three months ended March 31,
	2017		2016
Revenue		$5,622		$5,044
Cost of revenue		2,709		2,538
Gross profit		2,913		2,506
Gross profit percent		51.8%		49.7%
Research & development		797		657
Sales & marketing		759		687
General & administrative		689		562
Total operating expenses		2,245		1,906
Operating Income		668		600
Interest (income) expense, net		30		44
Income tax expense*		252		8
Net income		$386		$548
Net income per share: Basic Fully Diluted	$ $	0.07 0.05	$ $	0.10 0.09
Weighted average shares outstanding: Basic Fully Diluted		5,912 7,771		5,646 6,504

*Deferred tax asset valuation allowance in effect for 2016

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	March 31, 2017 (Unaudited)	December 31, 2016*
Cash	$1,622	$1,319
Accounts receivable	3,355	2,867
Inventories	1,842	1,537
Other current assets	539	260
Property and equipment, net	569	564
Goodwill	4,427	4,427
Deferred tax assets	9,017	9,589
Other assets	76	76
Total assets	$21,447	$20,639
Accounts payable and accrued liabilities	$2,483	$2,214
Convertible notes payable	753	753
Deferred income on shipments to distributors	478	1,063
Deferred service revenue	67	73
Other liabilities	359	366
Total liabilities	4,140	4,469
Common stock	63,144	62,896
Accumulated deficit	(45,837)	(46,726)
Total equity	17,307	16,170
Total liabilities and equity	$21,447	$20,639

*Derived from audited financial statements.

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